EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Mariann Ohanesian (mohanesian@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
Conference call to begin at 5:00 p.m. Eastern Time today
SAN DIEGO (May 4, 2006) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today reported financial and operating results for the quarter ended March 31, 2006.
Key financial results and highlights for the first quarter of 2006 included:
•	Total first quarter revenue of $6.5 million, including net product sales of $5.8 million

•	Net loss of $19.9 million in the first quarter, or $0.45 per share, including approximately $2.4 million, or $0.05 per share, in stock-based compensation expense

•	U.S. Food and Drug Administration (FDA) approval of a New Drug Application (NDA) for ZEGERID® (omeprazole/sodium bicarbonate) Capsules in late February. ZEGERID Capsules are indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), the short-term treatment and maintenance of healing of erosive esophagitis, and the short-term treatment of duodenal and gastric ulcers.

•	FDA approval of an NDA for ZEGERID with Magnesium Hydroxide (omeprazole/sodium bicarbonate/magnesium hydroxide) Chewable Tablets in late March for the same indications as ZEGERID Capsules

•	Reported favorable top-line results from a comparative Phase IV clinical trial with ZEGERID Powder for Oral Suspension in reducing the occurrence of nocturnal acid breakthrough

•	Commercial launch of ZEGERID Capsules in late March
“We believe the availability of ZEGERID Capsules will significantly improve our competitive position in the $12 billion proton pump inhibitor (PPI) market,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Initial feedback from our sales force and early prescription trends for the capsule dosage form are encouraging. With just five weeks of data since the commercial launch of ZEGERID Capsules, total prescriptions for the ZEGERID brand, as reported by market research firm IMS Health, have grown approximately 27 percent over the total prescriptions in the preceding five-week period.”
First Quarter 2006 Financial Results
Net product sales for the first quarter of 2006 were $5.8 million, a 300 percent increase over net product sales of $1.4 million in the first quarter of 2005. In the first quarter of 2006, net product sales consisted primarily of sales of ZEGERID Powder for Oral Suspension, as ZEGERID Capsules were commercially launched in late March 2006. First quarter 2005 net product sales consisted of sales of ZEGERID Powder for Oral Suspension 20 mg, which was commercially launched in October 2004, and sales of ZEGERID Powder for Oral Suspension 40 mg, which was commercially launched in late February 2005.

Product sales are recognized net of allowances for product returns, contractual allowances and other discounts. Given the company’s recent product launches and limited sales history, sales allowances have been established for potential product returns based on an analysis of product shipments to wholesale distributors in excess of prescription demand for ZEGERID Capsules and ZEGERID Powder for Oral Suspension.
Total revenues for the first quarter of 2006 were $6.5 million, consisting of the $5.8 million in net product sales and $714,000 in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America Pharmaceutical, Inc. (Otsuka America) in October 2004. Total revenues for the first quarter of 2005 were $12.2 million, consisting of $1.4 million in net product sales, $714,000 in co-promotion revenue from Otsuka America, and a $10.0 million milestone payment received from TAP Pharmaceutical Products Inc. (TAP), under a sublicense agreement that was subsequently terminated in March 2006.
Santarus reported a net loss of $19.9 million, or $0.45 per share, for the first quarter of 2006, compared with a net loss of $13.6 million, or $0.37 per share, for the first quarter of 2005. The 2006 first quarter results include approximately $2.4 million, or $0.05 per share, in stock-based compensation expense.
Effective January 1, 2006, the company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)) using the modified prospective transition method. Under this transition method, Santarus is not adjusting its historical financial statements to reflect the impact of SFAS No. 123(R) stock-based compensation expense.
The cost of sales was $931,000 for the first quarter of 2006 and $258,000 for the first quarter of 2005, or approximately 16% and 18% of net product sales, respectively.
Santarus reported license fees and royalties of $810,000 in the first quarter of 2006, which consisted of royalties payable to the University of Missouri and to Otsuka America based on net product sales. Santarus reported license fees and royalties of $1.7 million in the first quarter of 2005, which consisted of $1.5 million paid to the University of Missouri, representing 15% of the milestone fee received from TAP, and royalties payable to the University of Missouri and to Otsuka America based on net product sales.
Research and development expenses for the first quarter of 2006 were $2.4 million, compared with $3.1 million for the first quarter of 2005. The decrease in research and development expenses was primarily attributable to a decrease in manufacturing development activities associated with ZEGERID Chewable Tablets and a decrease in compensation costs associated with a reduction in headcount, primarily in drug development.
Selling, general and administrative expenses were $23.0 million for the first quarter of 2006, compared with $23.4 million for the first quarter of 2005. The decrease in selling, general and administrative expenses was primarily attributable to decreased compensation costs associated with sales and marketing personnel resulting from a decrease in headcount, decreased travel and entertainment expenses and decreased advertising and promotional expenses. These decreases in selling, general and administrative expenses were offset in part by approximately $1.7 million of additional stock-based compensation expense recognized upon the company’s adoption of SFAS No. 123(R).
Interest and other income in the period ended March 31, 2006 of $712,000 decreased approximately $2.0 million when compared with the first quarter of 2005 primarily due to interest income awarded to Santarus in connection with the $10.0 million milestone payment received from TAP in February 2005 after the company prevailed in an alternative dispute resolution proceeding.
As of March 31, 2006, Santarus had cash, cash equivalents and short-term investments of $59.9 million, compared with $69.4 million as of December 31, 2005, a decrease of $9.5 million. This decrease resulted primarily from the company’s net loss for the three months ended March 31, 2006, offset in part by net proceeds of approximately $7.6 million received from a draw down under the committed equity financing facility (CEFF) entered into in February 2006 with Kingsbridge Capital Limited, a private investment group. Under the CEFF, the company may be able to sell up to the lesser of an additional $67.2 million or 7,534,964 shares of common stock, subject to certain conditions, over a three year period. The CEFF is designed to allow Santarus to raise capital, at its discretion, to support Santarus’ corporate activities.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today, May 4, 2006. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 8232967. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that treat gastrointestinal diseases and disorders and enhance the quality of life for patients. The company’s products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company’s marketed products include ZEGERID Capsules (launched in late March 2006) and ZEGERID Powder for Oral Suspension. Santarus received FDA approval for its third dosage form, ZEGERID with Magnesium Hydroxide Chewable Tablets, in March 2006. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully launch and drive market demand for ZEGERID Capsules, as well as continue to generate commercial sales of ZEGERID Powder for Oral Suspension and any other products that may be marketed; the scope and validity of patent protection for Santarus’ products and Santarus’ ability to commercialize its products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of Santarus’ products; Santarus’ ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus ® and ZEGERID ® are trademarks of Santarus, Inc.
[Tables to Follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents and short-term investments	$59,897	$69,367
Accounts receivable, net	7,820	2,663
Inventories, net	3,350	3,133
Other current assets	1,567	1,253

Total current assets	72,634	76,416
Long-term restricted cash	1,700	1,950
Property and equipment, net	553	617
Other assets	890	952

Total assets	$75,777	$79,935

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$12,035	$9,485
Allowance for product returns	8,033	4,464
Current portion of deferred revenue	2,857	2,857
Current portion of long-term debt	22	38

Total current liabilities	22,947	16,844
Deferred revenue, less current portion	7,857	8,571
Total stockholders’ equity	44,973	54,520

Total liabilities and stockholders’ equity	$75,777	$79,935

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Product sales, net	$5,790	$1,449
Sublicense and co-promotion revenue	714	10,714

Total revenues	6,504	12,163
Costs and expenses:
Cost of sales	931	258
License fees and royalties	810	1,703
Research and development	2,372	3,118
Selling, general and administrative	23,028	23,411

Total costs and expenses	27,141	28,490

Loss from operations	(20,637)	(16,327)
Interest and other income, net	712	2,760

Net loss	$(19,925)	$(13,567)

Basic and diluted net loss per share	$(0.45)	$(0.37)

Weighted average shares outstanding to calculate basic and diluted net loss per share	44,670,257	36,230,843